Exhibit 10.1

UNRESTRICTED GRANT AGRREMENT

Effective as from: 31-03-2023 (Effective Date)

THE UNDERSIGNED:

1.	Erasmus University Medical Center Rotterdam, an institution organized in accordance with public law of the Netherlands (article 1.13,2 WHW), with a principal place of business at Dr. Molewaterplein 40, 3015 GD Rotterdam, The Netherlands, acting exclusively for and on behalf of its Department of Pulmonary Medicine, hereinafter referred to as “ERASMUS MC”, lawfully represented by prof. dr. J.G.J.V. Aerts in his function of Head of the Department of Pulmonary Medicine,

2.	AIM ImmunoTech Inc., a Corporation according to Delaware law, with registered offices at 2117 SW Highway 484 Ocala, United States, hereinafter referred to as “AIM ImmunoTech”, lawfully represented by Thomas K. Equels, in his capacity of Chief Executive Officer.

The undersigned hereinafter each individually referred to as: “Party” and collectively as: “Parties”;

WHEREAS;

(a)	ERASMUS MC is recognized for its expertise and ongoing research in the field of pancreatic cancer and in particular immune monitoring of pancreatic cancer patients;

(b)	AIM IMMUNOTECH wishes to grant to Erasmus MC an unrestricted grant for the performance of a research project in the field of immune monitoring in pancreatic cancer as further detailed in the Project (as hereinafter defined); pancreatic cancer immune investigations.

(c)	ERASMUS MC has the facilities, staff and personnel required for the execution of the Project (as hereinafter defined) and has interest in and expertise on participating in and/or conducting the Project;

(d)	Parties hereby agree to the terms and conditions that shall apply for the conduct of the Project.

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1. Definitions

In this Agreement, unless the context otherwise requires, the following words and expressions shall have the meaning as set forth in the present Article:

1.1	“Agreement” shall mean the present Agreement with all articles and annex, which form an integral part of this Agreement.

1.2	“Applicable Law and Regulations” shall mean any European and Dutch national law and regulations applicable to them for collecting, storing, processing, transfer and use of Personal Data, including but not limited to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation) and the Dutch Code of Conduct for Medical Research (“Code goed gedrag en Code goed gebruik” in Dutch: http://www.federa.org/codes-conduct).

1.3	“Confidential Information” shall mean all oral or written information – not being Personal Data – know-how, Inventions, or Results supplied to or obtained by AIM IMMUNOTECH from or on behalf of ERASMUS MC arising out of or related to the Project which is marked as being confidential or which should reasonably be deemed to be of a confidential nature.

1.4	“Inventions” shall mean all patentable improvements or inventions made in or during the performance of the Project.

1.5	“Personal Data” has the meaning as defined by Regulation (EU) 2016/679 (GDPR): any information relating to an identified or identifiable natural person; an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity.

1.6	“Project” shall mean Immune monitoring in pancreatic cancer patients.

1.7	“Results” shall mean the specific findings during the Project.

1.8	“Investigator” shall mean any Erasmus MC personnel responsible for the conduct of research regarding the Project.

Article 2. The Project and use of information

2.1	ERASMUS MC will use its best efforts diligently to carry out the Project fully in accordance with all applicable rules, regulations and academic standards and will use all reasonable effort to provide the facilities, staff and personnel required for such purposes.

2.2	ERASMUS MC shall undertake this Project in furtherance of its goal seeking new knowledge and furthering the tasks and objectives of ERASMUS MC as a university medical centre. None of the activities of ERASMUS MC under or in connection with this Agreement can or shall be construed as an undertaking that the Project will lead to any particular results or Results, or that the success of such Project is guaranteed.

2.3	The Parties agree to abide to and comply with all Applicable Law and Regulations.

2.4	The project will be performed by designated personnel of ERASMUS MC. AIM IMMUNOTECH shall have no interference with the project performed by ERASMUS MC.

2.5	ERASMUS MC will use its best endeavors to provide AIM IMMUNOTECH with a written or online update on the Project every calendar quarter. AIM IMMUNOTECH agrees to use such written or online update, which may include Results and/or Inventions, for internal research purposes only and not to apply or use any such information for any commercial or external purposes whatsoever, without the express prior written consent of ERASMUS MC. All such information provided by ERASMUS MC to AIM IMMUNOTECH arising out of or in relation to the Project as well as the Project itself shall be considered Confidential Information belonging to ERASMUS MC. No Personal Data shall be provided to AIM IMMUNOTECH.

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Article 3. Period of performance

3.1	The period of performance under this Agreement starts at the Effective Date and continues until completion of the Project or at termination according to article 12.3.

Article 4. Payment of the grant

4.1	AIM IMMUNOTECH will pay to ERASMUS MC a total amount of US $200,000 (V.A.T. is not applicable) which shall be paid as follows:

●	US $100,000 will be paid upon execution of this agreement within 30 days as of the respective invoice date of Erasmus MC;
●	US $75,000 will be paid 12 months after execution of this agreement, and within 30 days as of the respective invoice date of Erasmus MC;
●	US $25,000 will be paid 18 months after execution of this agreement, and within 30 days as of the respective invoice date of Erasmus MC.

Amounts will, in principle, be payed based on the exchange rate of the 22nd of March 2023 (i.e. $1 dollar equals €0.92). Small differences in exchange rate can be accepted after written approval of the Erasmus MC finance department.

4.2	All payments by AIM IMMUNOTECH to ERASMUS MC shall be made to:
Beneficiary: _______________
Bank: ______________
Address of the Bank: _________________
Account nr.: __________________
Swift code: _______
Payment reference: ___________

Article 5. Property of Results and Inventions of the Project

5.1	All rights related to Results and Inventions made by or on behalf of ERASMUS MC in relation to the Project will vest in ERASMUS MC. The Results and Inventions are proprietary to ERASMUS MC and this Agreement does not restrict ERASMUS MC in any way to use the Results and/or Inventions, and/or to make the Results and/or Inventions available to third parties or to publish any document directly or indirectly relating to the Results and/or Inventions. Pre-existing intellectual property rights of AIM IMMUNOTECH will be governed by Addendum 1.

Article 6. Publications

6.1	This AGREEMENT shall not be interpreted to prevent or delay publication of Results of the Project.

6.2	The Parties acknowledge the importance of disseminating the results of the Project. Therefore, ERASMUS MC shall endeavour to publish or otherwise publicly disclose information, any data, and/or Results generated under the Project. ERASMUS MC will be free to publish and use the Results of the Project at any time without approval of AIM IMMUNOTECH and without sending drafts for such intended publications to AIM IMMUNOTECH prior to publication.

6.3	It is expressly understood between the Parties that AIM IMMUNOTECH shall not publish any information regarding the Project and/or the Results thereof.

6.4	In written publications concerning the Project, ERASMUS MC will acknowledge AIM IMMUNOTECH’s contribution to the Project, unless otherwise explicitly requested by AIM IMMUNOTECH to ERASMUS MC in writing.

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Article 7. Confidentiality

7.1	AIM IMMUNOTECH agrees to treat all Confidential Information as confidential and not transfer, transmit or in any other way disclose any Confidential Information to any third party for the duration of this Agreement and for a period of five (5) years following termination of this Agreement.

7.2	The disclosure of Confidential Information can occur in writing as well as oral, during meetings or telephone conversations with representatives of AIM IMMUNOTECH. AIM IMMUNOTECH shall protect said Confidential Information with the same degree of care as it applies to protect its own confidential information.

7.3	The obligations of confidence referred to above shall not include or extend to any information which AIM IMMUNOTECH can prove by written evidence: (i) is or becomes generally available to the public otherwise than by reason of breach by AIM IMMUNOTECH or its staff; (ii) is known to AIM IMMUNOTECH and is at its free disposal prior to its receipt from ERASMUS MC; (iii) is subsequently disclosed to AIM IMMUNOTECH from sources other than the disclosure by ERASMUS MC pursuant to this Agreement.

Article 8. Liability

8.1	It is expressly understood, that nothing in this Agreement is or shall be construed as a guarantee that the Results of the Project will be merchantable or fit for any particular purpose. The research activities of ERASMUS MC under this Agreement are investigational in nature, hence, that the Project by ERASMUS MC and the Principal Investigator is limited to “best endeavours” only – corresponding with academic standards. Possible Results and/or Inventions that may be provided by ERASMUS MC to AIM IMMUNOTECH are provided ‘as is’ and are for internal use by AIM IMMUNOTECH only. ERASMUS MC makes no representations and extends no warranties of any kind, either expressed or implied with respect to the Results and/or Inventions or related activities, such as but not limited to any representation or warranty on accuracy, completeness, availability, accessibility, fitness for a particular purpose, or that the use of the Results or Inventions will not infringe any patent, copyright or other rights of third parties. In no event shall ERASMUS MC be liable for any use by AIM IMMUNOTECH or its possible recipients of any information including Results and/or Inventions provided to AIM IMMUNOTECH under this Agreement. AIM IMMUNOTECH shall indemnify, hold harmless and defend the Principal Investigator, ERASMUS MC and its trustees, officers, employees and students against any and all loss, claim, damage or liability which may arise from or in connection with this Agreement or the use or unlawful disclosure by AIM IMMUNOTECH of the information including Results and/or Inventions provided by ERASMUS MC to AIM IMMUNOTECH in relation to the Project.

8.2	In no circumstances shall any Party be liable to the other in contract or otherwise howsoever arising or whatever the cause thereof, for any indirect or consequential damages of any nature, such as but not limited to loss of profit, business, goodwill, reputation, contracts, revenues or anticipated savings which arise directly or indirectly from any default on the part of AIM IMMUNOTECH, ERASMUS MC , except and to the extent such damages are caused by gross negligence, willful recklessness or willful misconduct (in Dutch: bewuste roekeloosheid of opzettelijk handelen of nalaten) of the defending Party and cannot be so restricted or excluded by law.

8.3	The liability of ERASMUS MC for a claim or proceeding of AIM IMMUNOTECH under this Agreement shall be limited to an amount equivalent to the total amount which is paid out by AIM IMMUNOTECH to ERASMUS MC under this Agreement except and to the extent such damages are caused by gross negligence, willful recklessness or willful misconduct (in Dutch: bewuste roekeloosheid of opzettelijk handelen of nalaten) of ERASMUS MC and cannot be so restricted by law.

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Article 9. Use of names

9.1	AIM IMMUNOTECH will not use the name of ERASMUS MC or involved personnel in any advertising or other form of publicity, without the express prior written consent of ERASMUS MC.

Article 10. Notices

10.1	Any notices required to be given or which shall be given under this Agreement shall be in writing and sent by e-mail with a confirmation copy by registered mail, addressed to the parties as follows:

For AIM IMMUNOTECH:

2117 SW Highway 484

Ocala, FL 34473

_________ with copy to _______ and _____

For ERASMUS MC:

Erasmus University medical Center

Department of Pulmonary Medicine

Room RG-436

Attn Prof. dr. J.G.J.V. Aerts and prof. dr. C.H.J. van Eijck

Dr. Molwaterplein 40

3015 GD Rotterdam

__________with cc _______and ______

In the event notices, statements and payments required under this Agreement are sent by certified or registered mail by one Party to the other Party at its above address, they shall be deemed to have been delivered or made as of the date so mailed, otherwise as of the date received.

Article 11. Non Assignment Clause

11.1	The Parties agree not to assign this Agreement nor any right and/or obligation under this Agreement to any third party, without the written prior consent of the other party; such consent shall be separately required for each case of assignment.

Article 12. Term and termination

12.1	This Agreement shall continue in full force until the earlier of:

a.	at completion of the Project;

b.	termination in accordance with Article 12.3 of this Agreement.

12.2	Termination on other grounds will not terminate this Agreement nor any obligations arising from it.

12.3	Each Party may terminate this Agreement upon written notice to the other party with immediate effect in the following events only:

a.	if one of the Parties is dissolved, becomes or is declared insolvent or a petition in bankruptcy has been filed against it;

b.	any material breach of or imputable failure to comply with any of the terms or conditions of this Agreement by the other Party, which breach or failure, if capable of remedy, is not remedied within thirty (30) days after receipt of the written notice from the aggrieved Party demanding such remedy. It is expected that such notice to terminate this Agreement shall not be issued until the matter in question has been raised in writing and discussed during the said 30-day period;

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c.	if the purpose of the Research, as confirmed by the competent ethics committee, becomes obsolete;

d.	if, for reasons beyond the reasonable control of ERASMUS MC, the continuation of the Research reasonably cannot be required from ERASMUS MC (“force majeure”);

e.	if, through no fault of the Parties, the Research does not receive official approval from the ethics committee and/or competent authorities, or this approval is permanently revoked;

f.	if the Research ceases to be in the interest of the health of the clinical trial patients as determined by the ethics committee or competent authority.

12.4	Upon termination of the Agreement as per article 12.3, ERASMUS MC will be reimbursed by AIM IMMUNOTECH for all costs and non-cancellable commitments incurred in the preparation and performance of the Project until the termination date. For the avoidance of doubt; it is understood by the Parties, that the full costs of staff which was hired and-/or deployed by ERASMUS MC for the performance of the Project, are non-cancellable commitments of ERASMUS MC. The total reimbursement is not to exceed the maximum of US $200,000.

Article 13. Independent Contractors and no license

13.1	For the purpose of this Agreement and all research activities to be done hereunder, each of the respective Parties shall be, and shall be deemed to be, an independent contractor and not an agent or employee of the other Party. Neither AIM IMMUNOTECH nor ERASMUS MC shall have authority to make any statement, representations or commitment of any kind, or take any action, which shall be binding on the other Party, except as may be explicitly authorised by the other Party in writing.

13.2	Nothing in this Agreement shall be deemed to constitute or imply the granting of a license, immunity or other right under any industrial or intellectual property right belonging to either AIM IMMUNOTECH or ERASMUS MC.

Article 14. Governing law and jurisdiction

14.1	This Agreement, its validity and interpretation, including the legal relation between the parties to it, shall be exclusively governed by the laws of the Netherlands.

14.2	Any and all disputes between the Parties, which cannot be settled amicably, shall be subject to the jurisdiction of the court in Rotterdam, the Netherlands.

Article 15. Entire Agreement/understanding

15.1	Unless otherwise specified, this Agreement embodies the entire understanding between the Parties; any prior agreement or arrangement with regard to the object of this Agreement shall be replaced by the terms and conditions of this Agreement as from the date this Agreement becomes effective.

15.2	No modification whatsoever of any part of this Agreement shall be effective unless it has been made prior in writing and been duly signed by both parties; the same applies to any addition to or deletion from any of the provisions of this Agreement.

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ERASMUS MC		AIM IMMUNOTECH INC.

/s/ Prof. dr. J.G.J.V Aerts		/s/ Thomas K Equels

Name:	Prof. dr. J.G.J.V. Aerts	Name:	Thomas K. Equels

Function:	Head of Pulmonary Medicine department	Function:	Chief Executive Officer

Date:	April 4, 2023	Date:	April 4, 2023

Place:	Rotterdam	Place:	Ocala, Florida, USA

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ADDENDUM 1 Pre-Existing Intellectual Property Rights

All information or material and rights (including intellectual property rights) relating thereto, including at least patents, patent applications, provisional patent applications, trademarks, trademark applications, and trade secrets owned by or licensed to Erasmus MC or AIM ImmunoTech Inc prior to the effective date of this Agreement shall be and remain the sole property of that Party. In particular, Erasmus MC understands and acknowledges that rintatolimod (Ampligen) is the property of AIM ImmunoTech Inc and/or that it may be subject to certain intellectual property rights owned by or licensed to AIM. For the avoidance of any doubt, all rights to Ampligen belong to AIM.

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